As filed with the Securities and Exchange Commission on March 28, 2017

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BANCO SANTANDER (Brasil) S.A.

(Exact Name of Registrant as Specified in Its Charter)

N/A

(Translation of Registrant’s Name Into English)

Federative Republic of Brazil	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Avenida Presidente Juscelino Kubitschek, 2,041 and 2,235 – Bloco A Vila Olímpia São Paulo, SP 04543-011 Federative Republic of Brazil (55 11) 3553-3300
(Address and Telephone Number of Registrant’s Principal Executive Offices)

James H. Bathon, Managing Director - Legal and Compliance Banco Santander, S.A. New York Branch 45 E. 53rd Street New York, New York 10022 (212) 350-3604
(Name, Address and Telephone Number of Agent for Service)

Please send copies of all communications to:
Nicholas A. Kronfeld Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4950

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered Proposed Maximum Offering Price Per Unit (1) Proposed Maximum Aggregate Offering Price Amount of Registration Fee
Units (including units represented by American Depositary Shares) (2)
Common Shares, without par value
Preferred Shares, without par value

(1)	An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all of the registration fee.
(2)	American Depositary Shares, each representing one unit, are traded on the New York Stock Exchange. Each unit represents one common share, without par value, and one preferred share, without par value of Banco Santander (Brasil) S.A. A separate Registration Statement on Form F-6 (File No. 333-207353) was filed on October 9, 2015. The Registration Statement on Form F-6 relates to the registration of American Depositary Shares, or “ADSs,” issuable upon deposit of the units registered hereby.

PROSPECTUS

Units (including units represented by American Depositary Shares)

Common Shares

Preferred Shares

Banco Santander (Brasil) S.A.

(incorporated in the Federative Republic of Brazil)

This prospectus relates to the offering and sale by selling shareholders from time to time of our units, (each, a “unit”), each representing one common share, no par value, and one preferred share, no par value, including units represented by American Depositary Shares, or ADSs. Each ADS represents one unit. The identity of any selling shareholder and the plan of distribution for any offering of units, including units represented by ADSs, and common shares or preferred shares, by the selling shareholder will be disclosed in the applicable prospectus supplement.

Our units, common shares and preferred shares are listed on the São Paulo Stock Exchange (BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias eFuturos), or the BM&FBOVESPA, under the symbol “SANB11”, “SANB3” and “SANB4” respectively.

You should read this prospectus and any related prospectus supplement carefully before you invest. Any selling shareholder may offer and sell the securities directly to purchasers, through underwriters, dealers or agents, including any of our affiliates, or through any combination of these methods, on a continuous or delayed basis.

Investing in these securities involves risks. You should carefully review the “Risk Factors” section set forth in our annual report on Form 20-F for the year ended December 31, 2016 (the “2016 Annual Report”), which is incorporated by reference herein, as well as in any other recently filed reports and, if any, in the relevant prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated March 28, 2017

We have authorized only the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that included or incorporated by reference in this prospectus and any prospectus supplement. We are not making an offer to sell our units, common shares, preferred shares or ADSs in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, the terms “Santander Brasil,” the “Bank,” “we,” “us,” “our,” “our company” and “our organization” mean Banco Santander (Brasil) S.A. and its consolidated subsidiaries, unless otherwise indicated. References to “Banco Real” mean Banco ABN AMRO Real S.A. and ABN AMRO Brasil Dois Participações S.A. and their respective consolidated subsidiaries, unless otherwise indicated. The term “Santander Spain” means Banco Santander, S.A. References to “Santander Group” mean the worldwide operations of the Santander Spain conglomerate, as indirectly controlled by Santander Spain and its consolidated subsidiaries, including Santander Brasil.

This prospectus is being used in connection with the offering of our units, including units represented by ADSs, and common and preferred shares by selling shareholders, from time to time, in the United States and other countries outside the United States.

i

About This Prospectus

This prospectus is part of an automatic shelf registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), to permit, from time to time, sales of units, including units represented by ADSs, common shares and preferred shares by selling shareholders. Before a selling shareholder may offer any securities for sale, we must file a supplement to this prospectus that discloses the identity of the selling shareholder, the number of units, including units represented by ADSs, common shares and preferred shares being offered, the manner of distribution of such securities, including the identities of any underwriters, and other information, if any, regarding such offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and the applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any of the securities being offered. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of our units, including units represented by ADSs, and common and preferred shares, you should refer to the registration statement, including the exhibits thereto. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, if any, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date will be deemed to modify or supersede the earlier statement.

All references herein to the “real,” “reais” or “R$” are to the Brazilian real, the official currency of Brazil. All references to “U.S. dollars,” “dollars” or “U.S.$” are to United States (or “U.S.”) dollars. All references to “euro,” “euros” or “€”are to the common legal currency of the member states participating in the European Economic and Monetary Union. We have made rounding adjustments to reach some of the figures included in this prospectus. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Where You Can Find More Information

We have filed with the SEC a registration statement (including any amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K referred to, and incorporated, herein. You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

1

We will send the depositary a copy of all notices of shareholders’ meetings and other reports and communications that are made generally available to holders of our common or preferred shares. The depositary has agreed to make available to all holders of ADSs such notices and all such other reports and communications received by the depositary and to send copies of those notices, reports and communications to ADS holders if we so request.

We also file financial statements and other periodic reports with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM. The CVM maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the CVM. The address of that website is www.cvm.gov.br. We also file financial statements and other periodic information with BM&FBOVESPA. The address of the BM&FBOVESPA website is www.bovespa.com.br. None of the information that we file with the CVM or the BM&FBOVESPA is incorporated by reference in this prospectus.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

We incorporate by reference into this prospectus our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 28, 2017 (File No. 001-34476), which we refer to as our “2016 Annual Report”.

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K submitted to the SEC after the date of this prospectus by identifying in such Form that it is being incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any such subsequent document modifies or supersedes that statement. Any statement that is modified or superseded in this manner will no longer be a part of this prospectus, except as modified or superseded.

We will provide without charge to each person to whom this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:

Avenida Presidente Juscelino Kubitschek, 2,041 and 2,235- Bloco A

Vila Olímpia

São Paulo, SP 04543-011

Federative Republic of Brazil

Phone: (55 11) 3553-3300

2

Forward-Looking Statements

This prospectus and the documents incorporated herein by reference contain estimates and forward-looking statements subject to risks and uncertainties. Some of the matters discussed concerning our business operations and financial performance include estimates and forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.

Our estimates and forward-looking statements are based mainly on our current expectations and estimates or projections of future events and trends, which affect or may affect our businesses and results of operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to certain risks and uncertainties and are made in light of information currently available to us. Our estimates and forward-looking statements may be influenced by the following factors, among others:

•	general economic, political, social and business conditions in Brazil, including the impact of the current international economic environment and the macroeconomic conditions in Brazil;

•	exposure to various types of inflation and interest rate risks, and Brazilian government efforts to control inflation and interest rates;

•	exposure to the sovereign debt of Brazil;

•	the effect of interest rate fluctuations on our obligations under employee pension funds;

•	exchange rate volatility;

•	infrastructure and labor force deficiencies in Brazil;

•	economic developments and perception of risk in other countries;

•	increasing competition and consolidation in the Brazilian financial services industry;

•	extensive regulation by the Brazilian government and the Brazilian Central Bank, among others;

•	changes in reserve requirements;

•	changes in taxes or other fiscal assessments;

•	potential losses associated with non-performing loans or non-performance by counterparties to other types of financial instruments;

•	a decrease in the rate of growth of our loan portfolio;

•	potential prepayment of our loan and investment portfolio;

•	potential increase in our cost of funding, in particular with relation to short-term deposits;

•	a default on, or a ratings downgrade of, the sovereign debt of Brazil or of our controlling shareholder;

•	the effectiveness of our credit risk management policies;

•	our ability to adequately manage market and operational risks;

•	potential deterioration in the value of the collateral securing our loan portfolio;

•	our dependence on proper functioning of information technology systems;

3

•	our ability to protect personal data;

•	our ability to protect our reputation;

•	our ability to detect and prevent money laundering and other illegal activity;

•	our ability to manage the growth of our operations;

•	our ability to successfully and effectively integrate acquisitions or to evaluate risks arising from asset acquisitions; and

•	other risk factors as set forth under “Item 3. Key Information—D. Risk Factors” in our 2016 Annual Report.

The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “forecast” and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements are intended to be accurate only as of the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. You should therefore not make any investment decision based on these estimates and forward-looking statements.

The forward-looking statements contained in this prospectus and the documents incorporated herein by reference speak only as of the date of this prospectus and of the respective documents. We do not undertake to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

4

The Company

We are a leading full-service bank in Brazil, with a strong presence in attractive demographic and geographic areas and we have strengthened our competitive position in all Brazilian regions. We believe that we are well positioned to benefit from the growth of our customer base and the relatively low penetration of financial products and services in Brazil. We are ranked third among the privately-owned banks in Brazil in terms of assets, with a market share of 8.1% as of September 2016, according to information provided by the Brazilian Central Bank. Our operations are present in all Brazilian regions, including a strategic position in the South and Southeast regions, an area that accounted for approximately 71.3% of Brazil’s GDP.

As of and for the year ended December 31, 2016, we generated consolidated profit of R$7.465 billion and had total assets of R$634.393 billion and total stockholders’ equity of R$84.812 billion. Our Basel capital adequacy ratio at December 31, 2016 was 16.3%.

We operate along two segments: Commercial Banking and Global Wholesale Banking. In our Commercial Banking business segment, we focus on long-term relationships with our individual and corporate customers (other than global enterprise customers that are serviced by our Global Wholesale Banking segment), seeking to support all of their financial needs through our credit, banking services, financial products, acquiring services, asset management and insurance products. We also offer special financing and credit opportunities for corporate customers pursuing social and environmental improvement programs. Our business model and segmentation allow us to provide a tailored approach to each client in order to address their specific needs. Through our Global Wholesale Banking segment we offer financial services and sophisticated and structured solutions to our customers, in parallel with our proprietary trading activities. Our wholesale banking business focuses on servicing local and multinational conglomerates, which we refer to as GCB customers. Our wholesale business provides our customers with a wide range of domestic and international services that are specifically tailored to the needs of each client. Our customers benefit from the global services provided by the Santander Group’s integrated wholesale banking network and local market expertise. Our proprietary trading desk is under strict risk control oversight and has consistently shown positive results, even under volatile scenarios.

Santander Group controls us directly and indirectly through Santander Spain, Sterrebeeck B.V. and Grupo Empresarial Santander, S.L. which are controlled subsidiaries of the Santander Group. As of December 31, 2016, Santander Spain held, directly and indirectly, 88.8% of our voting stock (not including the shares held by Banco Madesant - Sociedade Unipessoal).

Santander Spain ended December 2016 as the largest bank in the euro zone, with a market capitalization of approximately €72,314 million. As of December 31, 2016, Santander Spain’s attributable profit totaled €6,621 million, 0.8% higher than the previous year, and the total shareholder remuneration on account of the earnings for the 2016 financial year is €0.41 per share. The Santander Group operates principally in Spain, the United Kingdom, other European countries, Brazil and other Latin American countries and the United States, offering a wide range of financial products. In Latin America, the Santander Group has majority shareholdings in financial institutions in Argentina, Brazil, Chile, Mexico, Peru, Puerto Rico and Uruguay. As of December 31, 2016, Santander Brasil contributed 21% of the profit attributable to the Santander Group.

Our headquarters are located in Brazil, in the city of São Paulo, state of São Paulo, at Avenida Presidente Juscelino Kubitschek, 2,041 and 2,235, Bloco A, Vila Olímpia, 04543-011. Our telephone number is 55-11-3553-3300. Our website is www.santander.com.br. Information contained on, or accessible through, our website is not incorporated by reference in, and shall not be considered part of, this prospectus.

Use of Proceeds

Selling shareholders will receive all of the net proceeds from any sale of units, including units represented by ADSs, and common shares or preferred shares, offered by this prospectus. We will not receive any proceeds from the offering contemplated by this prospectus.

5

Capitalization

The following table sets forth our capitalization as of December 31, 2016, as derived from our consolidated financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). There has been no material change in our capitalization since December 31, 2016. This table should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the related notes thereto, incorporated by reference in this prospectus. You should also read this table in conjunction with “Item 5. Operating and Financial Review and Prospects” and “Item 8. Financial Information” sections of our 2016 Annual Report incorporated by reference in this prospectus.

	As of December 31, 2016 (1)
	(in millions of U.S.$)(2)	(in millions of R$)
Liabilities
Financial liabilities held for trading	15,839	51,620
Financial liabilities at amortized cost	144,696	471,579
Deposits from the Brazilian Central Bank and deposits from credit institutions	24,128	78,634
Customer deposits	75,924	247,445
Marketable debt securities	30,635	99,843
Subordinated debts	143	466
Debt Instruments Eligible to Compose Capital	2,550	8,312
Other financial liabilities	11,316	36,879
Hedging derivatives	95	311
Provisions(3)	3,613	11,776
Tax liabilities	1,870	6,095
Other liabilities	2,516	8,199
Total liabilities	168,630	549,581
Stockholders’ equity	26,214	85,435
Other Comprehensive Income	(414)	(1,348)
Non-controlling interests	223	726
Total Capitalization	194,653	634,393

(1)	Total capitalization corresponds to total liabilities plus total stockholders’ equity.

(2)	Translated for convenience only using the selling rate as reported by the Brazilian Central Bank as of December 31, 2016, for reais into U.S. dollars of R$3.2591 to U.S.$1.00.

(3)	Mainly provisions for tax risks and legal obligations, and judicial and administrative proceedings of labor and civil lawsuits.

Description of Capital Stock

The following is a summary of certain significant provisions of our bylaws, the Brazilian corporate law and the rules and regulations of the CVM that pertain to our capital, management, periodical and occasional disclosures, as well as other corporate issues applicable to us. This description does not purport to be complete and is qualified by reference to our by-laws, the Brazilian corporate law, the rules and regulations of the CVM. In Brazil, by-laws (Estatuto Social) are the principal governing document of a corporation (sociedade por ações).

General

We are a publicly held company (sociedade anônima) of indefinite term, incorporated under Brazilian law on August 9, 1985. Our corporate name is Banco Santander (Brasil) S.A. and our commercial name is Banco Santander. Our headquarters are located in Brazil, in the city of São Paulo, state of São Paulo, at Avenida Presidente Juscelino Kubitschek, 2,041 and 2,235, Bloco A, Vila Olímpia, 04543-011. Our telephone number is 55-11-3553-3300. Documentation of our incorporation is duly registered with the Commercial Registry of the State of São Paulo (Junta Comercial do Estado de São Paulo or JUCESP), under NIRE (Registry Number) 35.300.332.067.

6

Issued Share Capital

As of the date of this prospectus, our capital stock is R$57,000,000,000.00, fully paid-in and divided into 7,563,082,417 shares, all nominative, in book-entry form and without par value, consisting of 3,850,970,714 common shares and 3,712,111,703 preferred shares.

Treasury Stock

As of the date of this prospectus, we have 43,046,768 shares in treasury, consisting of 21,523,384 common shares and 21,523,384 preferred shares.

Shareholders’ Agreement

As of the date of this prospectus, there are no shareholders’ agreements in effect related to us.

Business Purpose

Pursuant to article 4 of our By-Laws, our corporate purpose is to (i) participate in asset, liability and accessory transactions related to our respective authorized portfolios (commercial, investment, credit, financing and investment, real estate credit and leasing), as well as foreign exchange transactions; (ii) manage investment portfolios and any other transaction that would be allowed by law and regulations in force; and (iii) participate, as shareholder or quotaholder, in other companies.

Managers’ Role and Conflict of Interests

Brazilian Corporate Law imposes on the members of the board of directors and officers the duty of diligence during the performance of their functions, as well as the duty of loyalty to the company besides prohibiting the member of the board of directors and the officers from: (i) receiving any type of direct or indirect personal advantage from third parties, by virtue of the position occupied, without authorization in the By-Laws or from a shareholders’ meeting; (ii) taking part in any corporate transaction in which he or she has an interest that conflicts with our interest or in the decisions made by other directors on the matter; (iii) use any commercial opportunity which may come to his or her knowledge, by virtue of his or her position, for his or her own benefit or that of a third party, whether or not harmful to the company; (iv) fail to exercise or protect the company’s rights or to take advantage of a commercial opportunity of interest to the company, in seeking to obtain advantages for himself or herself or for a third party; and (v) acquire for resale with profit property or rights which he or she knows the company needs or which the company intends to acquire.

Additionally, since we are a financial institution, we are subject to certain prohibitions set forth in Law 4,595, dated as of December 31, 1964, including the prohibition to grant loans and advance amounts to the members of our board of directors and officers, as well as to the members of our other consulting, administrative, fiscal or similar boards and the respective spouses and 2nd degree relatives.

In addition to these provisions, Article 10 of our By-Laws provides that board members and officers are forbidden to be involved in the analysis, approval or settlement of business deals or loans relating to a company where (i) they hold more than five percent (5%) of the capital stock as partners or shareholders, or where they are members of the management, or (ii) had been members within a period of up to six (6) months before their appointment. Finally, our policy for transactions with related parties also sets forth procedures to be followed by managers involved in such transactions, and when other potential conflicts of interest may arise.

Rights of Common Shares and Preferred Shares

Each common share gives its holder the right to a vote at general meetings. In their turn, the preferred shares do not grant voting rights in our shareholders’ general meetings, except as related to the following matters:

7

•	change of corporate status, merger, consolidation or spin-off;

•	approval of agreements entered into between us and our controlling shareholder, directly or indirectly, and agreements with other companies in which our controlling shareholder has an interest, whenever the law or the By-Laws provide that they must be approved at a shareholders’ general meeting; and

•	the appraisal of assets to be contributed to increase our capital stock.

As regards the election of members of the board of directors, the Brazilian Corporate Law sets forth that, when members of the board of directors are elected, minority holders of shares in public companies holding a minimum of 15% of the total number of voting shares, or holders of preferred shares without voting rights, or with restricted voting rights, representing 10% of the capital stock, or holders of common and preferred shares who jointly represent at least 10% of the capital stock, have the right to elect one member of our board of directors in a separate vote. Nevertheless, these rights can only be exercised by the holders of shares that maintained their holding for at least three months before the date of the annual shareholders’ meeting. The Brazilian Corporate Law also permits a multiple vote procedure to be adopted, upon request by shareholders representing at least 10% of our voting capital. Pursuant to CVM Instruction 282 of June 26, 1998, the percentage needed to call for a multiple vote to elect members of the board of directors, in public companies with capital stock exceeding R$100 million, is 5% of the voting capital per request of multiple vote.

The holders of preferred shares are entitled to the following rights according to our By-Laws:

•	dividends and interest on shareholders’ own equity in an amount 10% higher than those attributed to common shares, as well as priority in the distribution;

•	participation on equal terms with the common shares conditions, in capital increases arising from the capitalization of reserves and income, as well as in the distribution of bonus shares created by the capitalization of accrued income, reserves or any other resources;

•	priority in reimbursement of capital, without payment of premium, in the case of liquidation; and

•	tag-along rights in the event of a change in our control, under the same terms and conditions extended to our controlling shareholders.

Common shares not belonging to the controlling shareholders also give their holders tag-along rights in the event that our control is transferred on the same terms and conditions as those granted to our controlling shareholders.

The shareholders’ general meeting may decide on conversion of the preferred shares into common shares.

The Brazilian Corporate Law sets forth that shares without voting rights or shares with restricted rights, including our preferred shares, shall be granted unrestricted voting rights if the company ceases to distribute, during three consecutive fiscal years, any fixed or minimum dividend granted to these shares, until the respective distributions are made.

According to our By-Laws, the dividends that are not claimed by shareholders within three years, from the beginning of their payment, shall prescribe to our benefit.

Under the Brazilian Corporate Law, any change in the preferences or that have an adverse financial effect on the rights of the holders of our preferred shares, or any change that results in the creation of a more favored class of preferred shares, must be approved by a resolution at a general shareholders’ meeting and will become valid and effective only after approval by a majority of our preferred shareholders in a shareholders’ meeting.

Brazilian Corporate Law also sets forth that the following shareholders’ rights cannot be repealed by our By-Laws or decisions made at shareholders’ meetings:

8

•	the right to vote at general meetings, in the case of holders of common shares;

•	the right to share in the distribution of dividends and interest on shareholders’ equity, and to share in the surplus assets in the event of our liquidation;

•	preemptive rights in subscribing for shares or convertible securities in specific circumstances;

•	the right to monitor the management; and

•	the right of withdrawal in the circumstances established by law, including our consolidation, merger and spin-off.

Description of Units

The units are share deposit certificates, each representing one common share and one preferred share, all of them free and unencumbered. The shares represented by the units shall be registered in a trust account as linked to the units, and ownership can only be transferred by means of a transfer of the corresponding units, upon written instructions from the holder. Earnings from the units and the amount received in the case of redemption or repayment shall only be paid to the holder of the units registered in the books of the custodian.

None of the shares underlying the units, the earnings thereon or the corresponding redemption or repayment amounts may be pledged, encumbered or in any other way given in guarantee by the holder of the units, nor may they be subject to attachment (penhora), seizure (arresto), impounding (sequestro), search and apprehension (busca e apreensão), or to any other lien or encumbrance.

The units are held by us (except units that underlie the ADSs which are held by our affiliate, Santander Securities Services Brasil Distribuidora de Títulos e Valores Mobiliários S.A.), as the custodian, in book-entry form in an account opened in the holder’s name and the transfer of ownership is effected by debiting the seller’s unit account and crediting the buyer’s unit account according to a written transfer order issued by the seller or a court authorization or transfer order delivered to the custodian. The custodian will retain all the written transfer orders sent by the holders of the units, as well as the court authorizations or transfer orders. Dividends, interest on shareholders’ equity and/or cash bonuses shall be paid to the custodian and the custodian shall then transfer the amount to the custody agents for payment to the unit holders. The pledge, usufruct, right of succession, fiduciary transfer in guarantee and any other conditions, onus or encumbrances on the units must be registered in the custodian’s records, as well as noted in the corresponding statement of account of units.

The custodian shall provide unit holders with a statement of account at the end of each month in which there is movement and, even if there is no movement, at least once a year. The statement shall show the date and place of issue, the name and details of the holder of the unit account, an indication that it is a statement of unit account, details of the shares deposited, a statement that the shares deposited, their earnings and any amounts received in the event of redemption or repayment shall only be paid to the holder of the unit account or to the holder’s order in writing, our charge for the deposit, if any, and the addresses where unit holders may obtain assistance.

Upon a written order issued by the holder of the unit account to a broker authorized by the stock exchange where the units are traded, the custodian shall block the corresponding units and transfer them to the buyer upon receipt of a confirmation of the sale from the stock exchange.

The unit holder shall have the right, at any time, to instruct a broker to cancel units and transfer the underlying shares. The broker must request to us, as agent, to transfer the units to the share deposit accounts held by the custodian in the holder’s name. The unit holder shall bear any transfer and cancellation costs involved. Similarly, the holder may instruct a broker to assemble units by transferring the number of shares that jointly represent a unit, which shall be registered by the custodian in a trust account linked to the units.

9

The right to cancel units may be suspended in the event of a public offering for distribution of units, either in the domestic or the international market, in which case the suspension may not last longer than 180 days. Units subject to any lien or encumbrance may not be cancelled.

The following rules apply to the exercise of the rights granted to the shares represented by units:

•	Dividends and share redemption or repayment amounts delivered to us, as depository of the shares, shall be paid by us to the unit holder;

•	Only the unit holder shall have the right to attend our general meetings and to exercise all of the prerogatives conferred on our shareholders by the shares represented by the units;

•	In the event of a stock split, cancellation or reverse stock split or new issuances of shares by us while the units are in existence, the following rules will be observed:

(1) In the event there is a change in the number of shares represented by units as a result of a reverse stock split or cancellation of shares, we will debit from the unit accounts the number of cancelled shares of each unit holder and proceed with the automatic cancelation of units, observing the ratio of one common share and one preferred share issued by us to each unit. We will deliver to the shareholders those shares that are insufficient to constitute a unit in the form of shares, rather than units; and

(2) In the event there is a change in the number of shares represented by the units as a result of a stock split or new issuances of shares, the custodian will register the deposit of the new shares and issue new units, registering them in the accounts of their respective holders, so as to reflect the new number of shares held by unit holders, maintaining a ratio of one common share and one preferred share issued by us and represented by units, and will deliver to holders those shares that are insufficient to constitute a unit in the form of shares rather than units;

In the event of a capital increase by means of the issue of shares that may be converted into new units, unit holders may exercise the preemption rights belonging to the shares represented by their units. We shall create new units in the register of book-entry units and credit them to their holders so as to reflect the new number of common and preferred shares issued by us, subject to the current proportion of ordinary and preferred shares to constitute the units. Shares that are too few to constitute a unit shall be delivered to the shareholders as shares, rather than units. There shall be no automatic credit of units in the event of the exercise of preemption rights in the issue of securities other than shares; and

Unit holders will be entitled to receive any shares issued as a result of our spin-off, consolidation or merger.

General Meetings

At our duly convened and installed general meetings, our shareholders are authorized to resolve on business related to our activities and to take the decisions they deem to be in our interests.

Our shareholders are exclusively responsible for approving the financial statements at the annual general meeting, and to decide on the destination of net earnings and the distribution of dividends for the year immediately preceding the meeting. The members of the board of directors and fiscal council are, as a general rule, elected at annual general meetings unless for an exceptional reason they have to be elected at an extraordinary general meeting.

An extraordinary general meeting may be held at any time, including together with an annual general meeting. Our shareholders in a general meeting are exclusively responsible for approving, among other matters: (i) amendments to our By-Laws; (ii) election and dismissal of members of our board of directors; (iii) creation of any reserves of profits, other than the legal reserve; (iv) suspension of the rights of a shareholder that has failed to comply with obligations under the law or our By-Laws; (v) approval of our incorporation, merger or spin-off; and (vi) approval of our dissolution or liquidation, approval of reports prepared by the liquidators and the election of a liquidator and members of the fiscal council to operate during a liquidation.

10

Quorum of General Meetings

As a general rule, the Brazilian Corporate Law sets forth that a general meeting can be held if shareholders holding at least 25% of the voting capital stock are present, at the first call, and at the second call if any number of holders of voting shares are present. If the shareholders have been convened to resolve on amendments to the By-Laws, the quorum at the first call must be at least 2/3 of the voting shares and, at the second call, any number of holders of voting shares.

The CVM may authorize the aforementioned quorum, set forth in the Brazilian Corporate Law, to be reduced in the case of a publicly held company with widely held shares, and where the last three general meetings have been attended by shareholders representing less than half the voting shares.

In general, the approval of any matter must occur through votes of shareholders attending a general meeting in person, or through a proxy, corresponding at least to a majority of the common shares represented at the meeting, and abstentions are not taken into account for this calculation. Nevertheless, the affirmative vote of shareholders representing at least one half of the voting shares is needed for the approval of the following matters, among others: (i) reduction of the mandatory dividend to be distributed to our shareholders; (ii) changes in our business purpose; (iii) our merger, spin-off or incorporation; (iv) our participation in a corporate group (as defined by the Brazilian Corporate Law); (v) the termination of a state of liquidation; and (vi) our dissolution.

Call Notice of our Shareholders’ General Meetings

The Brazilian Corporate Law requires all general meetings to be called by a minimum of three entries in the Official Gazette of the State of São Paulo and in another mass circulation newspaper in São Paulo, where the BM&FBOVESPA is located. Our call notices of meetings are currently published in the Official Gazette of the State of São Paulo, the official journal of São Paulo state, and in the Valor Econômico newspaper. The first call must be published not more than 30 days before the date of the meeting, and the second call not more than eight days in advance. However, in certain circumstances, at the request of any shareholder, the CVM may (i) after consulting us, require the shareholders’ meeting to be postponed and held 30 days after the first call; and/or (ii) suspend for up to 15 days the advance notice required for an extraordinary general meeting, to give the shareholder time to understand and analyze the proposals to be voted on at the meeting. The call notices must give full details of the agenda for the meeting (the term “general matters” being prohibited) and the adequate supporting documents must be available to the public on the CVM’s website from the date of publication of the first call.

Place of our Shareholders’ General Meetings

Our shareholders’ meetings are held at our headquarters at Avenida Presidente Juscelino Kubitschek, 2041/2235, Bloco A, Vila Olímpia, in the city of São Paulo, state of São Paulo, Brazil. The Brazilian Corporate Law allows our shareholders to hold meetings outside our headquarters in an event of force majeure, provided that the meetings are held in the city of São Paulo and the relevant notice contains a clear indication of the place where the meeting will be held.

Responsibility for Calling General Meetings

It is usually the responsibility of our board of directors to call a general meeting, provided that such meetings may also be called by the following persons or bodies: (i) any shareholder, when our directors fail to call a meeting within 60 days of the date required by law or by our By-Laws; (ii) shareholders representing a minimum of 5% of our capital stock, if our managers fail to call a meeting, within eight days, in response to a justified request submitting matters to be discussed; (iii) shareholders representing a minimum of 5% of our capital stock, if our board of directors fail to call a meeting intended to install a fiscal council, within eight days of the request being made; and (iv) the fiscal council (if already installed), if our board of directors fails to call the annual general meeting; and the fiscal council can also call an extraordinary general meeting whenever there are serious or urgent reasons.

11

Conditions for Admission to a General Shareholders’ Meetings

Shareholders attending general meetings must prove that they are the holders of shares with voting rights, as set forth in the Brazilian Corporate Law. Our shareholders may be represented by a proxy (including a public proxy in accordance with CVM Instruction 481, of December 17, 2009, as amended), appointed not more than one year before the date of the meeting, and this representative must be a shareholder, a manager, a lawyer or, in the case of a publicly-held company, as ours is, a financial institution. Investment funds may be represented by their respective administrators.

Remote Voting

The CVM has enacted a regulation which establishes rules for remote participation and voting in general meetings of publicly-held companies. The mandatory applicability of this rule was postponed by a decision of the CVM in late 2015, and remained optional throughout 2016.

From January 1, 2017 the rule became applicable to all publicly-held companies that on April 9, 2015 had at least one type or class of share listed included in either the IBrX-100 or the IBOVESPA indices, as is our case. Accordingly, as from 2017 we will have in place the necessary structure to allow our shareholders to participate and vote remotely at general meetings. For this purpose, our shareholders must follow the voting procedures disclosed by us in the call notice for the relevant general meeting to transfer the voting pronouncements including by contacting either us or the custodians (whom will be responsible for transferring the voting pronouncements to us), pursuant to the terms of the applicable regulation.

Policy on Trading in Our Own Securities

The objective of our Policy on Trading in Our Own Securities, prepared in accordance with in accordance with CVM Instruction 358 of January 3, 2002, as amended (“CVM Instruction 358”), is: (i) to control and punish those persons with access to privileged information and who use this information to trade in securities issued by us; and (ii) to establish rules for trading in our securities.

The purpose of this policy is to avoid insider trading (the furnishing of privileged information from which third parties may benefit) and to ensure transparency in the trading of our securities. Our trading policy establishes blackout periods for trading in our shares by ourselves, our controlling shareholders (direct or indirect), members of the board and of our fiscal council (when one has been installed) and other technical or consultative bodies or other persons who, by virtue of their job, position or commercial, professional or trust relationship with us, have access to any privileged information. This is intended to avoid improper use of information not disclosed to us.

Among other matters, our policy establishes that the persons subject to it shall refrain from buying or selling, by themselves or via their direct dependents or by using directly or indirectly controlled companies, any securities issued by us, or backed by them, as well as their respective derivatives:

(1) From the time when such persons become aware of material information that may affect the value of our securities, until such information is disclosed to the public. Those subject to the policy may trade in Company securities received or acquired under our variable compensation plans only during a period of 30 days from the date when such securities are vested, and after the end of the corresponding lock-up period, for the purpose of disposing of them, subject to the undertakings described in the following items;

(2) During the period between our decision to increase capital stock, issue securities, distribute dividends, pay bonuses, or execute a stock split or a reverse stock split, and the publication of the corresponding notices or announcements;

12

(3) When it is intended to carry out a takeover, a total or partial spin-off, transformation or corporate reorganization;

(4) During the 30-day period prior to the publication of annual or six-monthly financial statements, or quarterly financial information. However, exceptionally in the case of issues of fixed-rate securities by us by means of a public offer overseas, in order to raise funds for us in the ordinary course of our business, including medium term notes issued by us, this period shall be reduced to 15 days before the publication of such statements.

Our policy also establishes that our controlling shareholders, officers, and members of our board of directors, members of our fiscal council (when there is an active one) and members of any other bodies with technical or consulting functions created by a provision in the By-Laws, shall not trade securities issued by us or their respective derivatives on the same day that we, our controlled or associated companies or any other company under their common control are selling shares held in treasury or purchasing shares to be held in treasury, or while holding open orders to deal in our shares. However, such prohibition shall not apply if the acquisition or sale of our shares by us has the specific purpose of making feasible the management of risk arising out of our activities as market maker of certain funds indexes.

Right to Withdrawal

The Brazilian Corporate Law gives our shareholders the right to withdraw from Santander Brasil, upon reimbursement of the equity value of their shares, if the shareholder disagrees with or abstains from voting on certain resolutions approved in shareholders’ general meetings.

According to the Brazilian Corporate Law, the right of withdrawal may be exercised in the following circumstances, among others as provided by law: (i) a change in the preferences, privileges or repayment or redemption conditions granted to our preferred shares, or the creation of a new, more favored class of shares (in which case, only a shareholder who is adversely affected by such change or creation shall have the right of withdrawal); (ii) spin-off (subject to the conditions below); (iii) a reduction in our mandatory dividend; (iv) a change in our corporate purpose; (v) a merger or incorporation with another company in specific circumstances (as described below); (vi) our joining to a group of companies, as defined in the Brazilian Corporate Law; (vii) a corporate transformation; (viii) the takeover of all of our shares by another Brazilian company, so as to make us its wholly-owned subsidiary; or (ix) the acquisition of control of another company at a price exceeding the legal limits.

The Brazilian Corporate Law also provides that a spin-off of a company shall entitle its shareholders to withdraw only if it results in: (i) a change in the corporate purpose, unless the assets spun off are transferred to a company whose principal activity coincides with the business purpose of spun-off company; (ii) a reduction in the mandatory dividend; or (iii) becoming part of a group of companies, as defined in the Brazilian Corporate Law. Besides, in the event of a consolidation or merger of us into another company, or when we become part of a group of companies (as defined in the Brazilian Corporate Law), our shareholders will not be entitled to withdraw from our company if the shares of such companies (a) are liquid, i.e. are listed on the BM&FBOVESPA general index or on any other Stock Exchange index, as defined by the CVM, and (b) are widely held, such that our controlling shareholders or other companies under common control hold less than half the shares of the type or class to which the right of withdrawal corresponds. The right of withdrawal must be exercised within 30 days of publication of the minutes of the general meeting resolving on the matter that gave rise to such right. Furthermore, we have the right to reconsider any resolution that has given rise to a right of withdrawal, during the ten days following the end of the period for exercising the right, if we consider that the payment of the price for buying out dissident shareholders would put our financial stability at risk.

Shareholders who exercise the right to withdrawal shall receive the equity value of their shares, based on the latest balance sheet approved at a general meeting. If, however, the resolution giving rise to the right of withdrawal was passed more than 60 days after the date of the latest approved balance sheet, a shareholder may call for a special balance sheet to be prepared as of a date not more than 60 days before the resolution, to assess the value of the shares. In this case, we must immediately pay 80% of the reimbursement value, calculated according to the latest balance sheet approved by our shareholders, and the balance within 120 days of the date of the resolution of the general meeting.

13

Redemption of Shares

According to the Brazilian Corporate Law, we may redeem our shares by means of a resolution passed at a general meeting by votes representing at least 50% of the shares affected by the redemption. Shares may be redeemed out of retained profits, revenues reserves or capital reserves. If not all of the shares are to be redeemed, a lottery ballot shall be held. If custody shares are selected in the ballot and the custody agreement does not provide for the situation, the financial institution must specify the proportion of shares to be redeemed.

Preemption Rights

Our shareholders have preemptive rights to subscribe for shares in any capital increase, in proportion to their shareholding at the time of the increase. Our shareholders also have preemptive rights in any offer of our shares or subscription warrants. A period of not less than 30 days from the publication of the notice to shareholders of the capital increase is allowed for the exercise of preemptive rights, and these rights are transferable.

However, according to the Brazilian Corporate Law and our By-Laws, our shareholders do not have preemptive rights in cases of granting or exercise of any share call option. In addition, our board of directors may exclude the preemptive right of our shareholders or reduce the exercise period, in the issuance of shares and subscription warrants whose placement is made through sale on stock exchange or public subscription, or share exchange, in a public offering of control acquisition.

Purchase of Our Own Shares

Our By-Laws authorize our board of directors to approve the purchase of our own shares. In any of the following circumstances, the decision, will only become effective upon prior approval by a shareholders meeting: (i) acquisition on an organized securities market involving more than 5% of our outstanding shares of a certain type or class in less than 18 months; (ii) acquisition on an organized securities market for prices 10% above the market price; (iii) acquisition aiming at changing or preserving our share control composition or our management structure; or (iv) where the counterparty in an acquisition out of the organized securities markets is related to us (according to the applicable accounting rules). The decision to purchase our shares will be disclosed to the markets and the respective trade be settled within 18 months from the approval.

The decision to acquire our shares is also subject to certain restrictions. It may not, among others: (i) aim for the acquisition of shares belonging to our controlling shareholders; (ii) be carried in the organized markets for prices above the market prices; (iii) take place simultaneously with a public offering for the purchase of our shares; or (iv) require the use of funds exceeding the available funds (considered all capital or profits reserves plus the realized results of the ongoing fiscal year, excluded, in both cases, the legal reserve, the reserve for realizable profits, the special reserve for non-distributed compulsory dividends and the tax incentives).

We may not hold in treasury more than 10% of our outstanding shares of a certain type or class, including shares held by our subsidiaries and affiliated companies and the shares corresponding to the economical exposure arising from derivatives or deferred settlement transactions entered into by us, our subsidiaries and affiliated companies. This limit does not apply to reimbursed shares or forfeited shares, and acquisitions in the scope of a public offering for acquisition of shares, which will be subject to specific laws and regulation.

We may purchase our shares on the stock exchange, but not for a price above the market value. Acquisitions by means of private transactions must observe the applicable limitations and the approval by the shareholders meeting may be required. We may also buy our own shares in the event that we should cease to be a publicly-held company. We may also purchase or issue put or call options on our shares.

On November 3, 2016, our board of directors approved the unit repurchase program to cover the acquisition of up to 38,042,972 units, representing 38,042,972 common shares and 38,042,972 preferred shares or ADRs, by us or our branch in Cayman, corresponding to approximately 1.02% of the totality of our corporate capital. The repurchase program ends on November 3, 2017.

14

On December 14, 2015, our shareholders approved the cancellation of 37,757,908 shares held in treasury, representing 18,878,954 common shares and 18,878,954 preferred shares. Such treasury shares corresponded, as of that date, to approximately 53.9% of the totality of the shares then held in treasury. As a result, as of December 31, 2016 (and 2015), we held 51,571,846 (40,435,466) shares in treasury, of which 25,785,923 (20,217,733) were common shares and 25,785,923 (20,217,733) were preferred shares.

Cancellation of Registration as a Publicly-Held Company

We may cancel our registration as a publicly-held company and, for this purpose, our controlling shareholders must necessarily make a public offer to acquire all our shares in the market, according to the Brazilian Corporate Law and the regulations issued by the CVM. The minimum offer price must be at least equal to the economic value of our shares, as valued by a specialized company using any generally accepted and recognized valuation method, or any other criteria defined by the CVM.

The valuation report must be prepared by a specialized and experienced appraiser, who is independent of Santander Brasil, our management team and our controlling shareholders and who shall be chosen by the board of directors. The controlling shareholder shall bear the costs of preparing the valuation report.

Disposal of Control

Our By-Laws state that disposal of control of our company, either in a single transaction or in a series of transactions, must be subject to the condition, whether suspensive or resolutory, that the acquirer undertakes to make a public offer to acquire all the shares held by our other shareholders, both common and preferred, pursuant to the conditions and deadlines required by the current legislation, so as to ensure that they receive equal treatment with respect to the controlling shareholder in the disposal.

This offer will still be required (i) in cases where there is assignment for consideration of rights to subscribe for shares that may result in the disposal of the company’s control; and (ii) in case of disposal of control of a company that holds the control power over us.

Requirement for Disclosure of Information

As a publicly-held company, we must comply with the requirements for disclosure of information set forth by the Brazilian Corporate Law and the CVM.

Periodic and Occasional Disclosure of Information

The regulations applicable to publicly-held companies issued by the CVM, including CVM Instruction 358, provide that we must disclose a number of items of periodic and occasional information. Among such items of information are, for example, our financial statements accompanied by the management reports and the reports of our independent auditors, our standard financial information form (formulário de informações financeiras padronizadas – DFP), our quarterly report (formulário de informações trimestrais – ITR) and our reference form (formulário de referência).

According to CVM Instruction 480 of December 7, 2009, as amended, the reference form (formulário de referência) must be filed with the CVM annually, within five months of the closing date of the reporting period, in the form established by the regulation. The reference form (formulário de referência) shall be updated prior to a public offer, as well as upon the occurrence of certain events determined by the regulation that alter the information described therein, within seven business days of the date of the respective change. This document contains complete information regarding us including, in general, the matters addressed in this prospectus.

CVM Instruction 457 of July 13, 2007, as amended (“CVM Instruction 457”), provides that we are also subject to the disclosure of our consolidated financial statements based on IFRS as issued by IASB within four months of the end of each reporting period. The financial statements mentioned by CVM Instruction 457 must be disclosed in their entirety, together with (i) the management report, (ii) explanatory note expressly stating without reservation

15

that the consolidated financial statements are in accordance with IFRS as issued by the IASB and Brazilian GAAP, and (iii) the opinion of the independent auditors. Within 15 days following the term established by Brazilian law for disclosure of our quarterly information, we must: (i) disclose our full quarterly information translated into the English language; or (ii) disclose our financial statements or consolidated financial statements in accordance with IFRS as issued by the IASB, accompanied by the independent auditors’ review report.

Disclosure of Information about Trading by Our Managers and Related Persons

Our officers, members of our board of directors, fiscal council, if in operation, and any technical or consulting body created by our By-Laws must disclose to us the securities issued by us, our controlling or controlled companies, when publicly-held, and the derivatives and other securities referenced by such securities that are held by them, as well as the trades with such securities. This obligation includes the securities held by the spouses, companions and any dependents of the aforementioned persons, as well as the companies directly or indirectly controlled by them.

We are obliged to send such information to CVM and BM&FBOVESPA within ten days following the end of the month in which there is a change in the holding position or the month in which the relevant person is invested in the position (including name of person acquiring the shares, number and characteristics of the securities, form, price and date of acquisition). Upon the issuance of CVM Instruction 568 of September 17, 2015, it also became mandatory to provide the CVM and BM&FBOVESPA within the same time period the information related to the securities traded by us, our entities and affiliated companies.

Disclosure of Information about our Shareholders with Relevant Interest

CVM Instruction 358 sets forth that (i) any direct or indirect controlling shareholders, (ii) any shareholders entitled to elect members of the board of directors and fiscal council, as well as (iii) any person or group of persons acting jointly with the aforementioned persons or representing the same interest, that carries out relevant transactions (that is, transactions whereby the direct or indirect holding of the aforementioned persons surpasses, upwards or downwards the thresholds of 5%, 10%, 15%, and so on successively, of our shares of a certain class and type) must disclose to us information on their trades, which will be forwarded to the CVM.

The ruling establishes that the following information must be provided: (i) the name and qualification of the person acquiring the shares, including the registration number in the Natural Persons Registry (CPF) or the National Register of Legal Entities (CNPJ); (ii) the reason for the participation and aimed quantity of shares, containing, if it were the case, a declaration by the acquiring party that it does not intend to alter the composition of its control or the structure of the company’s administration; (iii) the number of shares and other securities or other financial instruments referenced in such shares, of physical or financial settlement, specifying the number, class and type of such shares; (iv) indication of any agreements ruling the exercise of voting rights or the purchase and sale of our securities; and (v) if the shareholder is resident or domiciled abroad, the name and the registration number in the Natural Persons Registry (CPF) or the National Register of Legal Entities (CNPJ) of its agent or legal representative in Brazil for the purposes of article 119 of the Brazilian Corporate Law.

Such obligations also apply to (i) the acquisition of any right over our shares and other securities subject to disclosure; and (ii) execution of any derivative financial instruments referenced in our shares, even without physical settlement provisions.

Our investor relations officer is responsible for sending this information to CVM and to BM&FBOVESPA as soon as received.

Disclosure of Material Facts

The Brazilian Securities Market Law and CVM Instruction 358 set forth that we must disclose any decision of our controlling shareholder, of a general shareholders’ meeting or of any of our management bodies, or any other act or event in connection with our business that could influence: (i) the trading price of our securities or securities referenced to our securities; (ii) the decision by investors to buy, sell or keep those securities; and (iii) the decision by investors to exercise any rights they have as holders of those securities.

16

Examples of material facts are: the signing of shareholders’ agreements, the transfer of control of the company, a consolidation, merger or spin-off involving the company or associated companies, the change in rights and advantages of the securities issued by the company, the split or reverse split of shares, among others.

Our investor relations officer is responsible for the disclosure of any material facts to the market.

The applicable regulation authorizes us, on an exceptional basis, to request confidential treatment of certain material developments from the CVM when our management believes that disclosure of the respective fact to the public could result in adverse consequences to us.

Description of American Depositary SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent one (1) unit (or a right to receive one (1) unit) deposited with Banco Santander (Brasil) S.A., as custodian for the depositary in Brazil. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Brazilian law governs shareholder rights. The depositary will be the holder of the units underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. Directions on how to obtain copies of those documents are provided on page 2. See “Incorporation of Certain Documents by Reference.” The form of Deposit Agreement is filed as Exhibit 4.1 to the registration statement of which this prospectus is a part.

Dividends and Other Distributions

How will you receive dividends and other distributions on the units?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on units or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of units your ADSs represent. Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted.

17

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the units into U.S. dollars if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders who request such distribution and to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Units. The depositary may distribute additional ADSs representing any units we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell units which would require it to deliver a fraction of an ADS (or ADSs representing those units) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new units. The depositary may sell a portion of the distributed units (or ADSs representing those units) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional units. If we offer holders of our securities any rights to subscribe for additional units or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of units, new ADSs representing the new units, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, units, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, units, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our units or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits units or evidence of rights to receive units with the custodian with any appropriate documentation that the custodian requires. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

18

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the units and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office or other requested locations. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your American Depositary Receipt, or ADR, to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited units their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to any applicable provision of Brazilian law and of our articles of incorporation or similar documents, to vote or to have its agents vote the units, shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the units. However, you may not know about the meeting enough in advance to withdraw the units. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If we asked the depositary to solicit your instructions at least 30 days before the meeting date but the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;

•	there is substantial opposition from our shareholders to the manner in which such deposited securities would be voted with respect to the particular question; or

•	the particular question would have a material and adverse impact on the rights of our shareholders.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your units. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your voting rights and there may be nothing you can do if your units are not voted as you requested.

19

If we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon as far in advance of the meeting date as practicable.

Record Dates

Whenever (i) a cash dividend, cash distribution or any other distribution is made on deposited securities or rights to purchase units or other securities are issued with respect to deposited securities or the depositary receives notice that a distribution or issuance of that kind will be made, (ii) the depositary receives notice that a meeting of holders of units or common or preferred shares will be held in respect of which we have requested the depositary to send a notice, (iii) the depositary will assess a fee or charge against ADS holders, (iv) the depositary causes a change in the number of units that are represented by each ADS, or (v) the depositary otherwise finds it necessary or convenient, in each case, the depositary will fix a corresponding record date for ADS holders, which shall be the same as, or as near as practicable to, any corresponding record date set by us with respect to units or common or preferred shares.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs on a pro rata basis and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

20

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. Upon an amendment which changes the number of units represented by each ADS, the depositary may call for the surrender and/or exchange of ADRs to effect the change. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist our units from an exchange on which they were listed and do not list the units on another exchange;

•	we enter insolvency proceedings or information becomes publicly available indicating that unsecured claims against us are not expected to be paid;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 120 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

21

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of units, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any units or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Units Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying units at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of units is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our units;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of units or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying units. This is called a pre-release of the ADSs. The depositary may also deliver units upon the surrender of pre-released ADSs (even if the ADSs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying units are delivered to the depositary. The depositary may receive ADSs instead of units to close out a

22

pre-release. The depositary may pre-release ADSs only under the following conditions: (i) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the units or ADSs to be deposited, (b) assigns all rights, title and interest in the units to the depositary and (c) will not take any action with respect to such units or ADSs inconsistent with beneficial ownership; (ii) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (iii) the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Disclosure of Interests

When required in order to comply with applicable laws and regulations or our articles of incorporation, we may from time to time request each ADS holder to provide to the depositary, and each ADS holder agrees to provide and consents to the disclosure of, information relating to: (a) the capacity in which it holds ADSs, (b) the identity of any holders or other persons or entities then or previously interested in those ADSs and the nature of those interests, and (c) any other matter where disclosure of such matter is required for that compliance.

23

Fees and Expenses

Persons depositing or withdrawing units or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of units or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been units and the units had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$0.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of units on our unit register to or from the name of the depositary or its agent when you deposit or withdraw units
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or units underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As applicable
Any charges incurred by the depositary or its agents for servicing the deposited securities	As applicable

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing units or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account.  The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account.  The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

24

Plan of Distribution

Selling shareholders may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	in “at-the-market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including, if applicable:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

The securities may be sold through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

25

Sales to or through one or more underwriters or agents in at-the-market offerings will be made pursuant to the terms of a distribution agreement with the underwriters or agents. Such underwriters or agents may act on an agency basis or on a principal basis. During the term of any such agreement, shares may be sold on a daily basis on any stock exchange, market or trading facility on which the common shares are traded, in privately negotiated transactions or otherwise as agreed with the underwriters or agents. The distribution agreement will provide that any units sold (including units represented by ADSs) will be sold at negotiated prices or at prices related to the then prevailing market prices for our common shares. Therefore, information regarding commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we may also agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our units (including units represented by ADSs). The terms of each such distribution agreement will be described in a prospectus supplement.

Selling shareholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us and/or the selling shareholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

Validity of the Securities

The validity of the ADSs and the underlying units, common shares and preferred shares will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York, our U.S. counsel, and Pinheiro Neto Advogados, São Paulo, Brazil, our Brazilian counsel, respectively, and for any underwriters or agents by counsel named in the applicable prospectus supplement. Certain matters of Brazilian law will be passed upon for us by Pinheiro Neto Advogados, São Paulo, Brazil and for any underwriters or agents by Brazilian counsel named in the applicable prospectus supplement.

Experts

The consolidated financial statements as of December 31, 2016 and for the year ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management's Annual Report on Internal Control over Financial Reporting) as of December 31, 2016 incorporated in this prospectus by reference to the 2016 Annual Report have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the supplemental information included in Appendix I and II to the financial statements under the captions Reconciliation of Shareholders’ Equity and Net Income - BRGAAP vs IFRS as of and for the year ended December 31, 2016 and the Statement of Value Added for the year ended December 31, 2016, respectively) of PricewaterhouseCoopers Auditores Independentes (“PwC”), an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The address of PwC is Avenida Francisco Matarazzo 1400 - Torre Torino - 05001-903 - Sao Paulo – SP, Sao Paulo.

26

Our consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014, incorporated in this prospectus by reference from our 2016 Annual Report, have been audited by Deloitte Touche Tohmatsu Auditores Independentes (“Deloitte”), an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the supplementary information included in the Appendix II to the notes under the caption Statements of Value Added). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The address of Deloitte is Avenida Dr. Chucri Zaidan, 1,240 – 4th to 12nd floors - 04711-130 - São Paulo - SP, Brasil.

Notices

All notices will be deemed to have been given upon the mailing by first class mail, postage prepaid, of those notices to holders of securities at their registered addresses as recorded in the register of holders of such securities.

Service of Process and Enforcement of Civil Liabilities

We are incorporated under the laws of Brazil. All of our directors and officers reside outside the United States. Substantially all of our assets are located in Brazil. As a result, it may not be possible (or it may be difficult) for you to effect service of process upon us or these other persons within the United States or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by Pinheiro Neto Advogados, our Brazilian counsel, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, the directors and officers or certain advisors named herein obtained in the United States would be enforceable in Brazil without any retrial or re-examination of the merits upon previous recognition of that judgment by the Superior Tribunal de Justiça (Superior Tribunal of Justice). That recognition will only be available if the U.S. judgment:

•	fulfills all formalities required for its enforceability under the laws of the United States;

•	is issued by a court of competent jurisdiction after proper service of process on the parties, which service must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of our absence has been given, as established pursuant to applicable law;

•	is not subject to appeal and is not against Brazilian res judicata;

•	is apostilled by a competent authority of the State from which the document emanates according to the Hague Convention of October 5, 1961 Abolishing the Requirement of Legalisation for Foreign Public Documents or authenticated by the Brazilian consulate of the State of New York, where the judgment is issued, and is accompanied by a sworn translation into Portuguese;

•	is not equal to a proceeding in Brazil involving the same parties, based on the same grounds and with the same object, which has been ruled by Brazilian Court; and

•	is not contrary to Brazilian public policy (as set forth in Brazilian law), dignity of the human beings or national sovereignty.

We have been further advised by our Brazilian counsel that original actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts and that,

27

subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the directors and officers and certain advisors named herein.

In addition, a plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil or is outside Brazil during the course of the litigation in Brazil must post a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Tribunal de Justiça (cumprimento de sentença). Notwithstanding the foregoing, we cannot assure you that confirmation would be obtained, that the confirmation process would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the securities laws of the United States.

28

PROSPECTUS

March 28, 2017

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under Brazilian law, any provision, whether contained in the articles of association of a company or in any agreement, exempting any officer or director or indemnifying any officer or director against any liability which by law or otherwise would attach to them in respect of negligence, default, misfeasance, breach of duty or trust, is void. A company may, however, indemnify an officer or director against any liability incurred by them in defending any proceedings, whether criminal or civil, in which a judgment is given in their favor. We have in the past entered into indemnification agreements of this kind with the Banco Real Group’s directors and executive officers and with some of Santander Brasil’s former directors and officers when they resigned their positions. On December 23, 2009, we adopted a policy pursuant to which we enter into such an agreement with directors and officers when they take office. Current directors and officers will also enter into such agreements.

Item 9. Exhibits

Exhibit No.	Document
1.1*	Form of Underwriting Agreement.
4.1	Form of Deposit Agreement dated as of October 20, 2015, among Banco Santander (Brasil) S.A., The Bank of New York Mellon as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder. (Incorporated by reference to Registration Statement on Form F-6 (File no. 333-207353) filed with the SEC on October 9, 2015.)
4.2	English translation of the By-laws of Santander Brasil, amended and restated on December 14, 2015 (incorporated by reference to our Registration Statement on Form 6-K (File no. 001-34476) filed with the SEC on December 14, 2015).
5.1	Opinion of Pinheiro Neto Advogados, Brazilian counsel of Santander Brasil, as to the validity of the units, common shares and preferred shares.
23.1	Consent of PricewaterhouseCoopers Auditores Independentes.
23.2	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23.3	Consent of Pinheiro Neto Advogados, Brazilian counsel of Santander Brasil (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page to the Registration Statement).

* To be filed, if necessary, by amendment or as an exhibit to a report filed or submitted pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated by reference.

II-1

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(a)

1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

5.   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be

II-2

part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of São Paulo, Brazil, on March 28, 2017.

BANCO SANTANDER (BRASIL) S.A.

By:	/s/ Sergio Agapito Lires Rial
	Name:	Sergio Agapito Lires Rial
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sergio Agapito Lires Rial and Angel Santodomingo Martell, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on March 28, 2017 in the capacities indicated:

Name	Title

/s/ Sergio Agapito Lires Rial	Chief Executive Officer (principal executive officer)
Sergio Agapito Lires Rial

/s/ Angel Santodomingo Martell	Chief Financial Officer (principal financial officer)
Angel Santodomingo Martell

/s/ Amancio Acúrcio Gouveia	Officer (principal accounting officer)
Amancio Acúrcio Gouveia

/s/ Álvaro Antonio Cardoso de Souza	Chairman of the Board of Directors
Álvaro Antonio Cardoso de Souza

/s/ Sergio Agapito Lires Rial	Vice-Chairman of the Board of Directors
Sergio Agapito Lires Rial

II-4

/s/ Conrado Engel	Director
Conrado Engel

/s/ José Antonio Álvarez Álvarez	Director
José Antonio Álvarez Álvarez

/s/ José Maria Nus Badía	Director
José Maria Nus Badía

/s/ José de Paiva Ferreira	Director
José de Paiva Ferreira

/s/ Deborah Patricia Wright	Director
Deborah Patricia Wright

/s/ José Luciano Duarte Penido	Director
José Luciano Duarte Penido

/s/ Celso Clemente Giacometti	Director
Celso Clemente Giacometti

/s/ Viviane Senna Lalli	Director
Viviane Senna Lalli

/s/ James H. Bathon	Authorized Representative in the United States
James H. Bathon

II-5